Exhibit 99.1

Investor Contact:
Quintin Lai
Vice President, Investor Relations
(610) 594-3318
Quintin.Lai@westpharma.com
West Announces Fourth-Quarter and Full-Year 2018 Results
- Conference Call Scheduled for 9 a.m. EST Today -

Exton, PA, February 14, 2019 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the fourth-quarter and full-year 2018 and provided financial guidance for full-year 2019.
Executive Summary

•
Fourth-quarter 2018 reported net sales were $422.5 million, representing growth of 1.7% over last year’s period and constant-currency, organic sales growth of 3.6%. Fourth-quarter 2018 reported net sales included a negative adjustment of $11.3 million associated with a voluntary recall of the Company’s Vial2Bag® hospital administration system devices. Excluding that impact, sales would have grown by 4.4% over the same period last year, with constant-currency, organic sales growth of 6.3% over last year.

•
Fourth-quarter 2018 reported-diluted EPS was $0.69, compared to $0.00 in the same period last year, which included a negative impact of $0.64 from 2017 tax law changes. Fourth-quarter 2018 adjusted-diluted EPS was $0.73, compared to $0.64 in the same period last year.

•	Full-year 2018 reported net sales were $1.717 billion, representing growth of 7.4% over the prior year and constant-currency, organic sales growth of 5.6%.

•
Full-year 2018 reported-diluted EPS was $2.74, compared to $1.99 last year. Full-year 2018 adjusted-diluted EPS was $2.81, compared to $2.78 in the prior year. Tax benefits from stock-based compensation contributed $0.19 to full-year 2018 adjusted-diluted EPS, compared to $0.44 to full-year 2017 adjusted-diluted EPS.

•
On January 24, 2019, the Company issued a voluntary recall of its Vial2Bag products due to reports of potential variable dosing associated with the Vial2Bag DC 13 mm device. Given our focus on patient safety, we are recalling all our Vial2Bag products while continuing our root cause analysis. In 2018, Vial2Bag product sales, excluding the impact of the voluntary recall, would have been approximately $24 million.

•
The Company is introducing full-year 2019 financial guidance. Based on current foreign currency exchange rates, full-year 2019 net sales are expected to be in a range between $1.795 billion and $1.820 billion. Full-year 2019 adjusted-diluted EPS is expected to be in a range between $2.77 and $2.89. This EPS guidance includes the net impact from foreign currency exchange rates but does not include potential tax benefits from stock-based compensation.

“Adjusted-diluted EPS,” “net sales at constant currency” and “organic sales” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.

Executive Commentary

“Our teams have executed on our market-led strategy that focuses on the containment and delivery of injectable medicines and globalizing our operations. I am pleased with the progress on our strategic priorities, which positions us well for 2019,” said Eric M. Green, President and Chief Executive Officer. “We are developing next-generation, high-value components and self-injection devices, which are gaining momentum in customer uptake. Entering its second full-year, our Global Operations team is successfully generating substantial efficiencies and greater plant utilization, while concurrently increasing our industry-leading quality metrics and lowering our capital spending requirements.

“With respect to the voluntary Vial2Bag product recall, we strongly believe that these devices significantly advance the standard of care for medicines delivered by way of infusion. Our teams are working to resupply the market as soon as is reasonably possible, in consultation with the United States Food and Drug Administration and other regulatory bodies.”

Mr. Green concluded, “Our diverse product portfolio of high-value products and services, as well as new products and line extensions to be launched this year, are addressing the needs of our distinct customer groups. We expect to grow sales and expand profit margins in line with our long-term financial construct, with full-year 2019 constant-currency organic sales growth in a range between 6% and 8%, full-year 2019 operating profit margin expansion of approximately 100 basis points, and adjusted-diluted EPS in a range between $2.77 and $2.89.”

Fourth-Quarter and Full-Year 2018 Financial Results (comparisons to prior-year periods)

Fourth-quarter 2018 reported net sales of $422.5 million grew 1.7% over the prior-year quarter. At constant-currency, organic sales growth was 3.6%. Proprietary Products segment organic sales growth was 3.7%, led by mid-single digit growth in both our Biologics and Generics market units. Pharma market unit organic sales growth was flat, affected by the voluntary recall. High-value product (HVP) sales growth was 1%, with mid-single digit growth in HVP component sales, led by double-digit sales growth in NovaPure®, FluroTec® and Westar® RU components, partially offset by the impact from the voluntary recall. Contract-Manufactured Products segment organic sales growth was 3.1%, as continued growth in diabetes-related diagnostic and delivery devices more than offset a year-over-year decline in consumer products and a strong tooling sales quarter in the prior-year period.

Full-year 2018 reported net sales of $1.717 billion grew 7.4% over the prior year. At constant currency, organic sales growth was 5.6%. Proprietary Products organic sales growth was 3.9% led by high-single digit sales growth in the Generics market unit. The Pharma market unit organic sales grew in the low-single digits, and the Biologics market unit had flat organic sales growth. High-

value product sales grew in the mid-single digits, led by NovaPure, FluroTec and Westar RU components. Contract-Manufactured Products segment organic sales growth was 11.6% led by healthcare-related products, partially offset by a decline in consumer-related products.

Fourth-quarter 2018 gross profit margin was 31.5%, an increase of 60 basis points from the prior-year period. Proprietary Product segment gross profit margin increased by 220 basis points due to higher efficiencies and positive sales mix, more than offsetting the impact from the voluntary recall, unabsorbed overhead from the start-up of our Waterford facility and higher raw material costs. Contract-Manufactured Products segment gross profit margin declined by 370 basis points due to unabsorbed overhead from plant consolidation activities, start-up costs associated with the launch of new programs and unfavorable sales mix.

Full-year 2018 gross profit margin was 31.8%, a 30-basis point decline from the prior year. While Proprietary Products segment gross profit margin expanded by 80 basis points, Contract-Manufactured Products segment gross profit margin declined by 280 basis points due to unabsorbed overhead from plant consolidation activities, start-up costs associated with the launch of new programs and unfavorable sales mix.

As of January 1, 2018, the Company adopted new rules for pension accounting. Instead of recognizing pension gains or losses in the “Selling, general and administrative expenses” line on the income statement, these gains or losses are now located “below the line” in nonoperating income. The Company has restated all prior periods to enable more accurate year-over-year comparisons with 2018 performance.

Fourth-quarter 2018 reported operating profit margin was 15.6%. Excluding restructuring costs and related charges, fourth-quarter 2018 adjusted operating profit margin was 15.9%, 140 basis points higher than in the prior-year period.

Full-year 2018 reported operating profit margin was 14.0%. Excluding restructuring and related charges and other charges, full-year 2018 adjusted operating profit margin was 14.5%, a decline of 30 basis points compared to the prior-year period.

Fourth-quarter 2018 reported tax rate was 22.7%. Excluding restructuring and related charges and other charges, the adjusted tax rate was 20.1%. This included $1.1 million of tax benefits associated with stock-based compensation. Excluding these benefits, the adjusted tax rate would have been 21.7%.

Full-year 2018 reported tax rate was 17.2%. On an adjusted basis, the tax rate was 18.2%. This included $14.3 million of tax benefits associated with stock-based compensation. Excluding these benefits, the adjusted effective tax rate would have been 24.0%.

Full-year 2018 operating cash flow was $288.6 million, representing a 9.6% increase over 2017 operating cash flow of $263.3 million. Capital expenditures in 2018 were $104.7 million, a 20% reduction compared to 2017 capital expenditures of $130.8 million.

Full-Year 2019 Financial Guidance

The Company expects full-year 2019 net sales to be in a range between $1.795 billion and $1.820 billion, which includes an estimated negative impact of $30 million based on current foreign currency exchange rates. This range represents an expected constant-currency organic sales growth of 6% to 8% over 2018 reported net sales.

Full-year 2019 adjusted-diluted EPS is expected to be in a range between $2.77 and $2.89, which includes an estimated negative impact of approximately $0.06 to full-year 2019 adjusted-diluted EPS based on current foreign currency exchange rates and excludes potential tax benefits from stock-based compensation. This assumes operating profit margin expansion of approximately 100 basis points.

This adjusted-diluted EPS guidance range assumes a full-year tax rate of 25%, which does not include potential tax benefits from stock-based compensation. We have opted not to forecast 2019 tax benefits from stock-based compensation, as they are out of the Company’s control. Any tax benefits associated with stock-based compensation that we receive in 2019 would provide a positive adjustment to our full-year EPS guidance.

Full-year 2019 capital spending is expected to be in a range between $120 million and $130 million.

Fourth-Quarter 2018 Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 2287302.

A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, February 21, 2019, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 2287302.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as “estimate,” “would,” “expected,” “assumes,” “believe,” “expect,” “anticipate,” “are developing,” “are working to resupply,” “to be launched,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; the ability to meet development milestones with key customers; our analysis of the root cause of the circumstances relating to the voluntary recall is still underway and we cannot predict the time or expense required to address the issues; our estimates of the impact on our financial results related to the voluntary recall are preliminary and subject to change as we conduct further analysis; and the voluntary recall and the related circumstances could subject us to claims or proceedings which may adversely impact our net sales and net income, as well as harm our reputation and customer relationships or distract management from operating our business. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures
This press release and the preceding discussion of the Company’s results, financial guidance, and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency (organic sales growth)

•	Adjusted operating profit

•	Adjusted operating profit margin

•	Adjusted income tax expense

•	Adjusted net income

•	Adjusted-diluted EPS

The Company believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. The Company’s executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to its segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
The Company’s executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. To compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. The Company urges investors and potential investors to review the reconciliations of its Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. In calculating adjusted operating profit, adjusted operating profit margin, adjusted income tax expense, adjusted net income and adjusted-diluted EPS, the Company excludes the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically-identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from adjusted operating profit, adjusted income tax expense, adjusted net income, and adjusted-diluted EPS for the three and twelve months presented in the accompanying tables:
Restructuring and related charges - During the three months ended December 31, 2018, the Company recorded $1.3 million in net restructuring and related charges, consisting of $2.4 million for non-cash asset write-downs and other plant consolidation costs, partially offset by a $1.1 million gain on the sale of fixed assets as a result of our restructuring plans. During the twelve months ended December 31, 2018, the Company recorded $8.0 million in net restructuring and related charges, consisting of $3.1 million for severance charges, $2.2 million for non-cash asset write-downs and $3.8 million for other charges, partially offset by the $1.1 million gain on the sale of fixed assets as a result of our restructuring plans. We anticipate approximately $5.0 million of additional restructuring charges in 2019 to complete our current plan. Once fully completed, we expect that the plan will provide the Company with annualized savings in the range of $13.5 million to $14.5 million.
Tax law changes - During the three and twelve months ended December 31, 2018, the Company recorded a net tax charge of $1.6 million and a net tax benefit of $2.5 million, respectively, to adjust its estimated impact of the Tax Cuts and Jobs Act (“2017 Tax Act”), as well as the impact of other federal and state law changes enacted during the year. During the three and twelve months ended December 31, 2017, the Company had recorded a $48.8 million provisional charge for the estimated impact of the 2017 Tax Act, based upon its then-current understanding of the 2017 Tax Act and the guidance available at the time.
Argentina currency devaluation - During the twelve months ended December 31, 2018, the Company recorded a charge of $1.1 million related to the classification of Argentina’s economy as highly inflationary under U.S. GAAP as of July 1, 2018.
Venezuela deconsolidation - During the twelve months ended December 31, 2017, as a result of the continued deterioration of conditions in Venezuela, as well as its continued reduced access to U.S. Dollar settlement controlled by the Venezuelan government, the Company recorded a charge of $11.1 million related to the deconsolidation of its Venezuelan subsidiary, following its determination that it no longer met the GAAP criteria for control of that subsidiary. As of April 1, 2017, the Company’s consolidated financial statements exclude the results of its Venezuelan subsidiary.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018		2017		2018		2017
Net sales	$422.5	100%	$415.6	100%	$1,717.4	100%	$1,599.1	100%
Cost of goods and services sold	289.3	69	287.0	69	1,172.0	68	1,086.2	68
Gross profit	133.2	31	128.6	31	545.4	32	512.9	32
Research and development	9.8	2	9.7	2	40.3	3	39.1	3
Selling, general and administrative expenses	59.7	14	59.6	14	262.9	15	246.0	15
Other (income) expense, net	(2.1)	—	(1.1)	—	1.9	—	2.0	—
Operating profit	65.8	15	60.4	15	240.3	14	225.8	14
Interest expense, net	1.6	—	1.7	1	6.3	—	6.5	—
Other nonoperating income	(1.6)	—	(0.6)	—	(6.7)	—	(3.1)	—
Income before income taxes	65.8	15	59.3	14	240.7	14	222.4	14
Income tax expense	14.9	3	61.8	15	41.4	2	80.9	5
Equity in net income of affiliated companies	(1.1)	—	(2.5)	1	(7.6)	—	(9.2)	—
Net income	$52.0	12%	$—	—%	$206.9	12%	$150.7	9%

Net income per share:
Basic	$0.70		$—		$2.80		$2.04
Diluted	$0.69		$—		$2.74		$1.99

Average common shares outstanding	73.9		74.2		73.9		73.9
Average shares assuming dilution	75.5		75.9		75.4		75.8

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales:	2018	2017	2018	2017
Proprietary Products	$311.2	$306.4	$1,308.6	$1,236.9
Contract-Manufactured Products	111.4	109.2	409.1	362.5
Eliminations	(0.1)	—	(0.3)	(0.3)
Consolidated Total	$422.5	$415.6	$1,717.4	$1,599.1

Operating Profit (Loss):
Proprietary Products	$63.7	$54.5	$266.4	$243.8
Contract-Manufactured Products	14.6	18.2	44.3	48.3
U.S. pension expense	(2.3)	(2.2)	(9.3)	(9.0)
Stock-based compensation expense	(0.4)	(2.5)	(15.1)	(16.1)
General corporate costs	(8.5)	(7.6)	(36.9)	(30.1)
Adjusted Operating Profit	$67.1	$60.4	$249.4	$236.9
Adjusted Operating Profit Margin	15.9%	14.5%	14.5%	14.8%

Restructuring and related charges	(1.3)	—	(8.0)	—
Argentina devaluation	—	—	(1.1)	—
Venezuela deconsolidation	—	—	—	(11.1)
Reported Operating Profit	$65.8	$60.4	$240.3	$225.8
Reported Operating Profit Margin	15.6%	14.5%	14.0%	14.1%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Three Months Ended December 31, 2018	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$65.8	$14.9	$52.0	$0.69
Restructuring and related charges	1.3	0.1	1.2	0.01
Tax law changes	—	(1.6)	1.6	0.03
Adjusted (Non-GAAP)	$67.1	$13.4	$54.8	$0.73

Twelve Months Ended December 31, 2018	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$240.3	$41.4	$206.9	$2.74
Restructuring and related charges	8.0	1.7	6.3	0.08
Argentina devaluation	1.1	—	1.1	0.02
Tax law changes	—	2.5	(2.5)	(0.03)
Adjusted (Non-GAAP)	$249.4	$45.6	$211.8	$2.81

Three Months Ended December 31, 2017	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$60.4	$61.8	$—	$—
Tax law changes	—	(48.8)	48.8	0.64
Adjusted (Non-GAAP)	$60.4	$13.0	$48.8	$0.64

Twelve Months Ended December 31, 2017	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$225.8	$80.9	$150.7	$1.99
Venezuela deconsolidation	11.1	—	11.1	0.15
Tax law changes	—	(48.8)	48.8	0.64
Adjusted (Non-GAAP)	$236.9	$32.1	$210.6	$2.78

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three Months Ended December 31, 2018	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$311.2	$111.4	$(0.1)	$422.5
Effect of changes in currency translation rates	6.7	1.2	—	7.9
Net sales at constant currency (Non-GAAP)(1)	$317.9	$112.6	$(0.1)	$430.4

Twelve Months Ended December 31, 2018	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$1,308.6	$409.1	$(0.3)	$1,717.4
Effect of changes in currency translation rates	(23.8)	(4.8)	—	(28.6)
Net sales at constant currency (Non-GAAP)(1)	$1,284.8	$404.3	$(0.3)	$1,688.8

(1) Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported-Diluted EPS Guidance to Adjusted-Diluted EPS Guidance

	2018 Actual	2019 Guidance	% Change
Reported-diluted EPS (GAAP)	$2.74	$2.74 to $2.86	0.0% to 4.4%
Restructuring and related charges	0.08	0.03
Argentina devaluation	0.02	—
Tax law changes	(0.03)	—
Adjusted-diluted EPS (Non-GAAP)	$2.81	$2.77 to $2.89	(1.4%) to 2.8%
Stock comp tax benefit	(0.19)	— (1)
Adjusted-diluted EPS (Non-GAAP)
excl. stock comp tax benefit	$2.62	$2.77 to $2.89	5.7% to 10.3% (2)

Notes:
See “Full-Year 2019 Financial Guidance” and “Non-GAAP Financial Measures” in today’s press release for additional information regarding adjusted-diluted EPS.
Guidance includes various currency exchange rate assumptions. Year-over-year changes in foreign currency exchange rates is expected to have a negative impact to full-year 2019 sales of $30 million.
(1) We have opted not to forecast 2019 tax benefits from stock-based compensation, as they are out of the Company’s control. Any tax benefits associated with stock-based compensation that we receive in 2019 would provide a positive adjustment to our full-year EPS guidance.

(2) Year-over-year changes in foreign currency exchange rates is expected to have a negative impact to full-year 2019 adjusted-diluted EPS of approximately $0.06. Excluding this impact, full-year 2019 adjusted-diluted EPS would be expected to grow in a range between 8% to 13%.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Twelve Months Ended December 31,
	2018	2017
Depreciation and amortization	$104.4	$96.7
Operating cash flow	$288.6	$263.3
Capital expenditures	$104.7	$130.8

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of December 31, 2018	As of December 31, 2017
Cash and cash equivalents	$337.4	$235.9
Debt	$196.1	$197.0
Equity	$1,396.3	$1,279.9
Working capital	$610.7	$464.0

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.